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                                                                        Ex. 99.2



August 10, 1998


Re:  Proxy Mailing -  Proposed Sale of the Owatonna/Glencoe Minnesota Cable
                      Television System by Jones Cable Income Fund, 1-A, Ltd.


Dear Beneficial Owner of Jones Cable Income Fund 1-A, Ltd.:

Our records indicate that you are a beneficial owner of limited partnership interests in Jones Cable Income Fund 1-A, Ltd. (the "Partnership"). Enclosed for your information and review are proxy solicitation materials.

Your qualified plan trustee/custodian, which is the registered owner of your limited partnership interests, has authorized Jones Intercable, Inc. (the "General Partner") to mail these proxy materials directly to you and has authorized its clients, the beneficial owners, to execute the proxy cards on its behalf.

By this authorization, your signature will be legally sufficient and your vote of the limited partnership interests in the name of the trustee/custodian will be counted without the trustee/custodian's counter-signature.

Please vote, date and sign as Beneficial Owner (Investor), and return your proxy card to the General Partner in the enclosed envelope as soon as possible, but not later than September 15, 1998.
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If the proposed sale is consummated, the Partnership will mail your share of the net sale proceeds to your Trustee for your benefit, and the Partnership will notify you that the distribution has occurred.

After the closing of the sale Owatonna/Glencoe system and the distribution of the net sales proceeds, including amounts, if any, remaining 90 days after the closing in an indemnity escrow account, the Partnership will be liquidated and dissolved, most likely in early 1999.

For planning purposes, please refer to the tax discussion under Federal and
                                                                -----------
State Income Tax Consequences on pages 10-12 of the proxy statement.
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If you have any questions, please call our Investor Services Department.

Sincerely,

Jones Intercable, Inc.
The General Partner

Enclosures